EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2013, with respect to the consolidated financial statements, and internal control over financial reporting included in the Annual Report of FARO Technologies, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of FARO Technologies, Inc. and subsidiaries on Form S-3 (File No. 333-185654, effective January 7, 2013) and on Forms S-8 (File No. 333-160660, effective July, 17, 2009, File No. 333-125021, effective May, 18, 2005, File No. 333-41115, effective November 26, 1997, File No. 333-41125, effective November 26, 1997, File No. 333-41131, effective November 26, 1997 and File No. 333-41135, effective, November 26, 1997).

/S/ GRANT THORNTON LLP

Orlando, Florida

February 27, 2013